Exhibit 99.1

Changing the way the world experiences light.

FOR IMMEDIATE RELEASE

LIGHTING SCIENCE GROUP APPOINTS NEW BOARD OF DIRECTORS

Zachary Gibler, Carlos Gutierrez, Michael Kempner, Joe Montana and Michael Moseley Join Board

Satellite Beach, FL, March 30, 2010 — Lighting Science Group Corporation (“LSG”) (LSCG.PK), a leading LED lighting technology company, announced today a distinguished group of new board members: Zachary Gibler, Carlos Gutierrez, Michael Kempner, Joe Montana and Michael Moseley. These new board members will join Robert Bachman, David Bell, Donald Harkleroad, and Richard Weinberg.

“The members of this new board bring immense experience and diverse perspectives to the table, and that’s exactly what LSG needs,” said Zachary Gibler, Chief Executive Officer of Lighting Science Group. “We believe we have some of the most advanced and affordable LED lighting products on the market and the collective expertise of these directors is vital as LSG asserts leadership in the lighting technology sector.”

Zachary Gibler has served since June 2009 as the Chief Executive Officer of Lighting Science Group. Gibler is a lighting industry veteran with more than fifteen years experience who previously served as Chief Business Development Officer of Lighting Science Group, responsible for overseeing business development efforts globally, including sales and marketing, brand identity and channel partnership programs. He has also led the build-out of the Company’s global sales force and LED lighting solution product launches. Prior to joining Lighting Science Group in June 2007, Gibler served as a vice president at lighting fixture leader Acuity Brands, Inc. He began his career at Acuity in 1994 and has held a variety of positions in sales management, marketing, and technology development.

Carlos M. Gutierrez was the United States Secretary of Commerce from 2005 to 2009, appointed by President George W. Bush. Gutierrez is also formerly the Chairman of the Board and Chief Executive Officer of the Kellogg Company. Gutierrez is currently a television news contributor for CNBC and serves as a director for United Technologies Corporation, Corning Inc., and Occidental Petroleum. He is also a member of the Board of Trustees of the Woodrow Wilson International Center for Scholars and a National Trustee to the University of Miami’s Board of Trustees.

Michael W. Kempner is the founder, president and chief executive officer of MWW Group, one of the nation’s largest public relations and marketing firms. Kempner is a nationally recognized authority on investor relations, public affairs, business-to-business, and consumer marketing and corporate social responsibility and Kempner has successfully guided corporate communications programs for numerous companies. Kempner was recently named International Communications Executive of the Year, Public Relations Professional of the Year, and was inducted in the PR News Hall of Fame in 2009. Kempner is also a founding Board Member of North Jersey Community Bank, generally considered one of the best performing and fastest growing banks in the United States.

Joseph C. “Joe” Montana, Jr. is best known as one of the greatest quarterbacks in the history of the National Football League. Starting in 1979, he played fourteen seasons for the San Francisco 49ers, winning four Super Bowl Championships, and then two seasons with the Kansas City Chiefs. In 2000, Montana was elected to the Pro Football Hall of Fame. Montana is a founder of the MVP Performance

Institute, a consulting company that offers training to improve individual and organizational performance through lectures, books and training camps. Montana is also a founding partner of HRJ Capital which raises money from professional athletes and invests it with a small number of top-tier venture capital funds. He also owns a real estate investment company, Montana Property Group, and operates the Four Rings Montana Family Foundation.

T. Michael Moseley is a retired United States Air Force four-star general. Moseley is a fighter pilot with more than 2,800 flight hours, many in the F-15 Eagle. Moseley’s final Air Force assignment was Chief of Staff of the Air Force. He retired from the Air Force in August 2008.

About Lighting Science

Lighting Science Group Corporation designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. LSG offers retrofit LED lamps in form factors that match the form factor of traditional lamps or bulbs and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. LSG’s Custom Solutions business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. LSG is headquartered in Satellite Beach, Florida; LSG’s Custom Solutions business unit is based in Rancho Cordova, California; LSG’s European operations are based in Goes, The Netherlands; and, LSG has sales offices in Tokyo, Japan, Buckinghamshire, England and Sydney, Australia. More information about LSG is available at www.lsgc.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding our position in the lighting industry and the performance of our products using terminology such as “development,” “well positioned,” “leading,” “breakthrough,” “advance,” “success,” “will,” “should,” “expected,” “best in class,” “unparalleled,” “would,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “potential,” “opportunity,” “greater,” “preparing,” or “extensive.” Such statements reflect the current view of LSG with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10-K’s, Form 10-Q’s and other Securities and Exchange Commission filings.

Media Contact:

Andrew Beck

MWW Group

202-585-2288

abeck@mww.com

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